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                                                                  EXHIBIT 10.18

                               PURCHASE AGREEMENT

         THIS AGREEMENT, entered into as of the 30th day of September 1996, is by and among J & R MANUFACTURING, INC., a Michigan corporation (the "Seller"), and Theodore H. Dezenski and Roger H. Ducoffre (each individually a "Shareholder" and collectively the "Shareholders"), and JR ACQUISITION INC. (the "Buyer"), a Michigan corporation.

                                 WITNESSETH:

         WHEREAS, Seller is engaged in, among other things, the business of designing and manufacturing prototypes of stamped automotive parts;

         WHEREAS, the Shareholders are shareholders, directors and officers of Seller; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the assets and properties of Seller used in connection with the operation of its businesses, upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows:

                                  ARTICLE 1

                         PURCHASE AND SALE OF ASSETS

         1.1 Purchased Assets. Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest in and to all of the assets, properties, goodwill and businesses, as going concerns, of every kind and description (except for the Excluded Assets as defined in Section 1.2 hereof) owned, held, used or claimed by Seller (the "Purchased Assets"), including, but not by way of limitation, the following:

                (a) All inventories, including, without limitation, all inventories in transit, inventories paid for but not yet delivered, raw materials, supplies, work in progress and

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         finished goods inventory, and all of Seller's inventory of kirksite, but excluding materials owned by customers of Seller;

                (b) All accounts and notes receivable (whether billed or unbilled), and all collections thereon from and after the Closing Date (as hereinafter defined);

                (c) All machinery and equipment, and all parts, accessories, tools, dies and supplies pertaining thereto;

                (d) All trucks, automobiles and vehicles titled in the name of the Seller, and all parts, accessories, tools and supplies pertaining thereto;

                (e) All furniture, fixtures, shelving, office supplies, computers and equipment, and all parts, accessories, tools and supplies pertaining thereto;

                (f)     All prepaid taxes and expenses;

                (g) The exclusive world-wide rights to use the name "J & R Manufacturing, Inc." or any variations thereof;

                (h) All patents, inventions, trade secrets, trademarks, trade names, know-how, service marks, copyrights and applications for any of the foregoing, including all rights of Seller under any royalty, license or similar agreements pertaining thereto;

                (i)     All leaseholds and leasehold improvements and fixtures;

                (j) All warranties, guarantees and the like of manufacturers, contractors, sellers or suppliers which pertain to the Purchased Assets;

                (k) All interest in and to the telephone numbers, facsimile numbers and telex numbers, if any, and all listings pertaining to the Seller in all telephone books and directories;

                (l) All past and present insurance policies and indemnity bonds, and all claims or rights thereunder;

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                (m)     All customer orders and inquiries, all commitments and
         contracts, chooses in action, claims and rights of recovery or set-off of every type or character;

                (n) All of Seller's interests and rights to possession in any tools, dies, inventory, fixtures or other property of the customers or suppliers of Seller which is in Seller's possession; and

                (o) All of Seller's businesses as going concerns, including its goodwill, if any, and all information pertaining thereto, including all records, books, manuals, customer lists, supplier lists, permits, franchises, brochures, advertising and sales literature, product testing records and results, credit information and any and all other operating data of Seller. After the Closing, Buyer shall make all records and books provided hereunder, including financial and historical records of Seller, available to Seller, to the Shareholders, or to their representatives, on the premises of the Buyer upon reasonable notice and for a reasonable purpose, and shall make available facilities to make any copies which Seller, the Shareholders, or their representatives may reasonably request. Buyer shall be entitled to reimbursement of its actual costs incurred in providing such copies.

         1.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of those assets listed on Schedule 1.2 attached hereto (the "Excluded Assets").

         1.3 Assumed Liabilities. On the Closing Date (as hereinafter defined), Buyer shall deliver to Seller an Undertaking and Assumption pursuant to which Buyer shall assume only the following obligations and liabilities of Seller (the "Assumed Liabilities"):

                (a) Those trade accounts payable (the "Trade Accounts Payable") included in the Closing Net Asset Statement (as hereinafter defined); provided, however that Trade


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         Accounts Payable shall not include any professional or other fees incurred in connection with this Agreement or the transactions contemplated hereby.

                (b) Those accrued expenses (the "Accrued Expenses") included in the Closing Net Asset Statement;

                (c) The obligations of Seller under certain equipment leases described in Schedule 1.3(c) attached hereto (the "Equipment Leases"); and

                (d)     Those obligations specifically listed on Schedule
         4.15.

         1.4    Excluded Obligations. Except as expressly assumed pursuant to
Section 1.3 hereof, Buyer shall not assume and Seller shall remain liable for and discharge all liabilities, claims and obligations of Seller of any and every kind and nature whatsoever (the "Excluded Obligations"), including, but not by way of limitation, any of the following:

                (a) Any obligations incurred or to be incurred for any claims for product warranties, product recalls or product liability occurrences with respect to goods produced and shipped prior to the Closing, or with respect to services provided by Seller prior to the Closing or otherwise arising out of the pre-Closing business or operations of Seller;

                (b) Any foreign, federal, state, county or local income, transfer, sales, use or other taxes of Seller incurred in connection with the sale of the Purchased Assets (other than any sales tax with respect to any automobiles transferred hereunder, which shall be the responsibility of the Buyer);

                (c) Any liabilities, costs or expenses incurred or to be incurred with respect to any lawsuits, claims, suits, proceedings or investigations, including without limitation any governmental or other fines or penalties of any nature whatsoever, relating to any period through the Closing Date;



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                (d)     Any liability resulting from or in connection with the
         Seller's operations or the condition of its premises or assets through the Closing Date, including but not limited to any failure to comply with any federal, state or local law, regulation or ordinance, including, but without limitation, any Environmental Laws (as hereinafter defined); or

                (e) Any other liabilities of Seller of any nature whatsoever which are not included in the Financial Statements, including, without limitation, all liabilities and obligations under any federal, state or local law, any employee benefit plans or otherwise with respect to current or past-employees of Seller (or its predecessors in interest), all employee bonus expenses, all workers compensation and other claims arising from any event, condition or activity which occurred or was in existence prior to or through the Closing Date.

                                  ARTICLE 2
                          PURCHASE PRICE AND PAYMENT

         2.1 Purchase Price. The purchase price (the "Purchase Price") for the Assets shall be equal to the sum of the following:

                (a) Four Million Seven Hundred Fifty Thousand ($4,750,000) Dollars (the "Purchase Amount"), which Purchase Amount shall be increased or decreased, as the case may be, to the extent that the Net Asset Value (as hereinafter defined) as of the Closing Date (as hereinafter defined) is greater than or less than Four Million Six Hundred Twenty Eight Thousand ($4,628,000) Dollars, and which amount shall be payable as follows:


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                        i)      Four Million Five Hundred Thousand ($4,500,000)
                Dollars of the Purchase Price shall be paid to Seller at the Closing by certified check or wire transfer; and

                        ii) Two Hundred Fifty Thousand ($250,000) Dollars shall be paid by Buyer's execution and delivery at the Closing of a Promissory Note (the"Promissory Note") in such amount in the form attached hereto as Exhibit A;

                        iii) The balance of the Purchase Price, if any, together with interest thereon at the prime rate of interest charged from time to time by Comerica Bank from and after the Closing Date until the date of payment, shall be paid to Seller by certified check or wire transfer within thirty (30) days following the finalization of the Closing Net Asset Statement (as hereinafter defined) as provided in Section 2.2(c) hereof;

         --- provided, however, in the event that the Purchase Amount, as adjusted as provided above, is less than Four Million Seven Hundred Fifty Thousand ($4,750,000) Dollars, then in such event Seller and Shareholders, jointly and severally, shall immediately pay to Buyer, upon demand and by certified check or wire transfer, the amount by which such Purchase Amount is less Four Million Seven Hundred Fifty Thousand ($4,750,000) Dollars;

         ---and

            (b) The assumption of the Assumed Liabilities at the Closing.

         2.2 Preparation of Closing Net Asset Statement.

            (a) Simultaneously with the Closing, Buyer and Seller shall jointly cause a physical inventory (the "Physical Inventory") to be taken of the Inventory (as hereinafter defined) as of the close of business on the Closing Date.

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                (b)     Within forty-five (45) days following the Closing Date,
         Buyer and Seller shall jointly cause an audited statement of the Net Asset Value (as hereinafter defined) to be prepared (the "Closing Net Asset Statement"), as follows:

                        (i) The preparation of the Closing Net Asset Statement shall be prepared and audited in accordance with generally accepted accounting principles, with the Inventory valued as provided in Section 2.3(b) hereof; and

                        (ii) All auditing and other accounting procedures required hereunder shall be performed by Ernst & Young L.L.P. ("Accountants"), the cost of which shall be paid by Buyer.

                (c) The Closing Net Asset Statement as presented shall be final and binding on the parties unless either party shall give written notice of its objection to the same within twenty-one (21) days after its receipt thereof. In the event either party raises any objection, then the Buyer and Seller shall, within twenty-one (21) business days thereafter, mutually select an independent accountant (other than the Accountants), who shall audit the Closing Net Asset Statement, and the determination by said independent accountant of the Closing Net Asset Statement shall be final and binding on the parties. Buyer and Seller shall each pay one half of the fees and costs due to the independent accountant.

         2.3 Definitions. For purposes hereof, the following terms shall have the following definitions:

                (a) "Net Asset Value" shall be equal to the aggregate sum of Seller's accounts receivable acquired hereunder, Inventory (as hereinafter defined), prepaid expenses, and Fixed Assets (as hereinafter defined), less the sum of the Trade Accounts Payable (as defined in Section 1.3 hereof) and Accrued Expenses (as defined in
         Section 1.3 hereof),


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         all as of the Closing Date, provided, however, except as otherwise defined herein, all of the foregoing shall be determined in accordance with generally accepted accounting principles, and, provided, further, that the Net Asset Value shall not include any amounts with respect to any life insurance policies on the Shareholders.

                (b) "Inventory" shall include all inventories, including, without limitation, all inventories in transit, inventories paid for but not yet delivered, raw materials, supplies, work in progress and finished goods inventory, but excluding materials owned by customers of Seller; provided, however:

                        (i) "Inventory" shall include only those items of Seller's inventory which are good and saleable or usable in the ordinary course of business. "Inventory" shall be valued at the lower of cost or market, except for obsolete and excess items (as determined in accordance with generally accepted accounting principles); and

                        (ii) Seller's inventory of kirksite (including all kirksite tools and dies owned by Seller) shall be valued based on the number of pounds of kirksite in inventory as of the Closing Date multiplied by the price per pound charged by Arco Alloys as of the Closing Date; provided, however, in no event shall the Seller's inventory of kirksite be valued at an amount in excess of Nine Hundred Fifty Thousand ($950,000) Dollars.

                 (d) "Fixed Assets" shall mean the Seller's fixed assets, net of depreciation, and excluding any amounts for any capitalized leases.

        2.4 Purchase Price Allocation, Buyer and Seller shall allocate the Purchase Price among the Purchased Assets as set forth on Schedule 2.4 hereof.

                                  ARTICLE 3


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                                   CLOSING

         3.1 Closing, The purchase and sale of the Purchased Assets shall be consummated (the "Closing") contemporaneously with the execution of this Agreement (the "Closing Date") at the offices of Timmis & Inman L.L.P. or at such other place as Seller and Buyer shall mutually agree upon;

         3.2    Closing Date Deliveries. At the Closing:

                (a) Seller shall deliver to Buyer a Bill of Sale and Assignment of all the Purchased Assets in the form of Exhibit B attached hereto;

                (b) Seller shall receive from Timmis & Inman L.L.P., counsel for Buyer, an opinion covering the matters set forth in
         Schedule 3.2(b);

                (c) Buyer shall receive from Bassey & Selesko, P.C., counsel for Seller, an opinion covering the matters set forth in
         Schedule 3.2(c);

                (d) Buyer and Seller shall deliver, or cause to be delivered, executed copies of the following (collectively the "Related Agreements"):

                        (i) Agreements Not to Compete and Confidentiality Agreement, between Buyer and Seller and its shareholders, in the forms attached hereto as Exhibits C-1, C-2 and C-3 (the "Agreements Not to Compete");

                        (ii) Employment Agreements between the Buyer and the Shareholders in the forms attached hereto as Exhibits D-1 and D-2 (the "Employment Agreements");

                        (iii) Undertaking and Assumption, between Buyer and Seller, as required pursuant to Section 1.3 hereof, in the form attached hereto as Exhibit E;

                        (iv) Assignment of Lease in the form attached hereto as Exhibits F (the "Assignments of Leases");

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                        (v)     Leases in the forms attached hereto as Exhibits
                G-1, G-2 and G-3 (the "Affiliate Leases");

                        (vi) Guaranty by Hawthorne Metal Products Co. ("Hawthorne") in the form of Exhibit H attached hereto (the "Hawthorne Guaranty"); and

                        (vii) MESC Form 1027, Business Transferor's Notice to Transferee of Unemployment Tax Liability and Rate, together with a statement from the Commissioner of MESC certifying the status of Seller's contribution liability under Section 15(g) of the Michigan Employment Security Act, attached hereto as
                Exhibit I.

                (e)     Buyer shall receive from Seller a copy of the following:

                        (i) All consents required for Buyer to obtain the benefits of the Contracts and Leases described in Schedules 4.5 and 4.6 hereof;

                        (ii) Certified copies of the Articles or Certificates of Incorporation and Bylaws of the Seller;

                        (iii) Certificates of Good Standing of the Seller from the jurisdiction in which the Seller is incorporated and each jurisdiction in which the Seller is qualified to transact business;

                        (iv) Certified copies of the resolutions of the Seller's shareholders and directors approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

                        (v) Certificate of Amendment to Seller's Articles of Incorporation changing Seller's name to permit Buyer to assume or adopt the name "J & R Manufacturing".

                (f)     Seller shall receive from Buyer a copy of the following:



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                        (i)     Certified copy of the Articles of Incorporation
                and Bylaws of the Buyer;

                        (ii) Certificates of Good Standing from the jurisdiction in which the Buyer is incorporated and each jurisdiction in which the Buyer is qualified to transact business; and

                        (iii) Certified copy of the resolutions of the Buyer's Board of Directors approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 (g) Seller shall deliver any and all other documents or instruments reasonably requested by Buyer prior to the Closing Date and necessary to transfer the Purchased Assets to the Buyer.

                                  ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller and Shareholders, jointly and severally, represent and warrant to Buyer that:

         4.1    Corporate Standing and Authority.

                (a) Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Michigan, with full corporate power and authority to own its assets and to conduct its business. Seller is not required to be qualified as a foreign corporation with respect to any business under the laws of any other jurisdiction.

                (b) Seller has the legal capacity and authority to execute this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement do not and will not violate or cause a default under any provision of Seller's Articles of Incorporation or Bylaws, or result in the breach, termination or acceleration of any obligation or constitute a default or permit the


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         termination of any right under any mortgage indenture, lien, lease, contract, agreement, instrument, order, arbitration award, judgment or decree to which Seller is a party or by which Seller or its properties are bound. Seller and Shareholders have taken all necessary action required by law, Seller's Articles of Incorporation and Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement. This Agreement and each document and instrument executed pursuant to this Agreement by Seller or Shareholders constitutes a valid and binding obligation of Seller or Shareholders, as the case may be, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. Neither Seller nor Shareholders are required to obtain the consent, approval or waiver of any person not a party to this Agreement to enter into this Agreement or to consummate the transactions contemplated hereby, except for the consents of the lessors and parties under various of the Leases and Contracts (as defined in Sections 4.5 and 4.6 hereof), as more fully set forth in Schedules 4.5 and 4.6 attached hereto, which consents are to be obtained on or prior to the Closing Date in accordance with the provisions of Section 3.2(f)(i) hereof.

         4.2 Title to Purchased Assets, Seller owns and will convey to Buyer on the Closing Date good and marketable title to the Purchased Assets, free and clear of any liens, pledges, security interests, leases, claims, encumbrances, restrictive agreements or other adverse interests, charges or defects of any kind except as otherwise set forth in Schedule 4.2(a) attached hereto (the "Liens"), all of which Liens shall have been released, discharged or otherwise removed prior to or concurrently with the Closing hereunder. Neither Seller, Shareholders nor any officer of Seller knows of any facts or circumstances which are not disclosed or otherwise revealed in this Agreement which would adversely affect or impair the value of the Purchased


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Assets, or which would adversely affect or impair the right or ability of Buyer to carry on any of Seller's operations substantially as heretofore conducted.

         Except as described in Schedule 4.2(b), all tangible personal property owned or used by the Seller is situated at its business premises and is currently used in its businesses. Schedule 4.2(c) lists or describes all tangible personal property owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Seller is responsible (copies of all agreements relating thereto have been delivered to Buyer), and all such property is in the Seller's actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Seller will not be liable in any amount to such owner.

         4.3    Financial Statements.

         (a) Seller has made available to Buyer the balance sheets of Seller for the period ending July 31, 1996 and the related statement of income for the period then ended (the "July Financial Statements"), together with the reviewed balance sheets of the Seller for each of the fiscal years ending October 31, 1992 through October 31, 1995 and the related reviewed statements of income and retained earnings and changes in financial position for the periods then ended, including the notes thereto and any supplemental information provided therewith (all of which, together with the Closing Net Asset Statement and the July Financial Statements, are collectively referred to herein as the "Financial Statements"). The Financial Statements:

                (i) Are true, complete and correct in all material respects;

                (ii) Fairly present the properties, assets, financial position and results of operations of its business as of the respective dates and for the respective periods stated above, except for capital leases not recorded as outlined in the accountant's report letter; and


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                (iii)   Have been prepared pursuant to and in accordance with
         generally accepted accounting principles applied on a consistent basis.

         (b) Adequate provision has been made in the Financial Statements for doubtful accounts receivable, and sales are stated net of discounts, returns and allowances, all taxes due or paid are reflected and taxes not yet due and payable are fully accrued or otherwise provided for; and, except to the extent reflected therein, or as set forth in Schedule 4.3(b), neither the Seller nor the Shareholders have any knowledge of any liability or obligation, whether accrued, absolute, or contingent, arising out of transactions entered into or any state of facts existing as of the dates thereof. No provision in the Financial Statements is necessary (except as otherwise disclosed therein), under generally accepted accounting principles, for liability on account of product warranties or with respect to the manufacture or sale of defective products. All significant items of income or expense which are unusual or of a non-recurring nature are separately disclosed in the Financial Statements.

         (c)    Except to the extent reflected therein or as set forth in
Schedule 4.3(c), the Seller has paid all known federal, local and foreign income, franchise, real property, personal property and all other taxes, including, but not limited to, all withholding, employment, sales, use, ad valorem and other taxes of the Seller, including interest and penalties in respect thereof, if any, for the fiscal period ended October 31, 1995, all fiscal periods prior thereto, and except as set forth in Schedule 4.3(c), has paid, remitted or accrued in the Financial Statements all of the aforesaid known taxes accruing and becoming due and payable by the Seller on or before the Closing Date. Except with respect to any returns or reports, the filing of which has been duly extended, the Seller has duly, and to the best of its and the Shareholders' knowledge, accurately filed all tax returns and reports which are required to be filed, subject to permissible extensions, including, without limitation, returns and reports covering all the aforesaid taxes and has paid



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all taxes or other amounts reflected thereon. Seller has made available to
Buyer copies of the Seller's federal income, state and other tax returns filed for each of the fiscal years ending October 31, 1992 through October 31, 1995. The Seller has filed returns for and paid in full all known taxes, penalties, interest and related charges and fees to the extent such filings and payments are required. The Seller does not have any deficiency with respect to any tax period and is not and will not be subject to any current or deferred liability with respect to taxes or penalties or interest thereon, or related charges and fees, whether or not assessed, which are not timely and adequately provided for in the tax accruals in the most recent of the Financial Statements, other than current and deferred taxes of the Seller not yet due which arise solely from income earned after the date of the most recent Financial Statements and which are consistent in character and amounts with the tax accruals reflected in the Financial Statements. No consents extending or waiving the time limited for reassessment of any taxes, duties, governmental charges, penalties, interest or fines, or any statutes of limitations related thereto have been filed with respect to the Seller for any fiscal year.

         The Seller has withheld from each payment made to any of its officers, Shareholders, directors, former directors, and employees and former employees the amount of all taxes and other deductions (including without limitation, income taxes, unemployment, disability, and other required taxes and contributions) required to be withheld and has paid the same together with the employer's share of same, if any, to the proper tax or other receiving officers within the prescribed times and has filed, in complete and accurate form, all information and other returns required pursuant to any applicable legislation within the prescribed times.

         (d)    As of the Closing, the Seller shall have made and paid in full
(i) contributions for the current fiscal year to the J & R Manufacturing, Inc. Profit Sharing Plan (under agreement dated October 30, 1995) in an amount equal to Zero ($0) Dollars, and (ii)


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employee bonus expenses for the current fiscal year in an amount equal to Fifty
Thousand ($50,000) Dollars.

         4.4 No Material Changes. Since October 31, 1995, except as disclosed in the Financial Statements, or as set forth in Schedule 4.4, there has not been, to the best of Seller's and Shareholders' knowledge, any material adverse change or changes, either individually or in the aggregate, in the general affairs, business, prospects, properties, financial position, results of operations or net worth of Seller and the business affairs of Seller have been conducted in the usual and ordinary course and in the manner as theretofore conducted. Except as set forth on Schedule 4.4 hereof, since October 31, 1995, Seller has not:

                (a) sold or transferred any asset, other than in the ordinary course of business;

                (b) entered into any transactions affecting the Purchased Assets, or the business or operations of Seller, nor acquired additional assets or entered into any contracts for the acquisition of same or incurred or increased any obligation or liability (absolute or contingent), other than in the ordinary course of business;

                (c) paid or otherwise satisfied any obligations other than the obligations arising in the ordinary course of business, except as set forth in Schedule 4.4;

                (d)     subjected any of the Purchased Assets to any Lien;

                (e) entered into any transaction other than in the ordinary course of business;

                (f) incurred any obligation for or paid for any capital expenditures in excess of Twenty-Five Thousand ($25,000) Dollars in the aggregate (other than as described in Schedule 4.4(f));

                (g) issued any capital stock or, declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature, or directly or

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

         indirectly redeemed, purchased or otherwise acquired or recapitalized or reclassified any capital stock or liquidated in whole or in part;

                (h) created, incurred, or assumed any indebtedness or other liability, except for accounts payable or other current liabilities (other than for borrowed money) incurred in the ordinary course of business;

                (i) raised salaries or hourly rates or the rate of bonuses or commissions or other compensation of any employee, other than those made which were consistent with past practices and other than those which have been disclosed in writing to the Buyer in favor of Roger H. Ducoffre and Theodore H. Dezenski;

                (j) materially amended or terminated any contract, agreement, franchise, permit or license other than in the ordinary course of business; or

                (k) entered into any agreement or commitment with respect to any of the foregoing.

         4.5 Leases. Schedule 4.5 sets forth a list and brief description (including in each case the names of the lessee and lessor, the monthly rentals payable, the expiration date thereof, the details of any options to renew and to purchase thereunder and the property covered thereby, and whether any action, consent or notice is required as a result of this Agreement) of every lease or agreement under which Seller is a lessee of, or primarily or secondarily liable under, or holds or operates, any property, real or personal, owned by any third party and used in the Seller's businesses (the "Leases"). The Leases are in full force and effect, are valid and binding obligations of the parties thereto, and no defaults exist thereunder. Buyer has been furnished with true and complete copies of all Leases described on Schedule 4.5.

         The Seller's rights under all real estate leasehold estates (the "Leased Real Estate") are not subordinate to, or defeasible by, any lien or any prior lease thereon. There are no ground subsidences or slides on such Leased Real Estate. The Leased Real Estate and the improvements thereon are fully accessible by public roads, are free, to the best of Seller's and Shareholders' knowledge, from strips, gores and enclaves, and, to the best of Seller's and Shareholders' knowledge, the improvements thereon do not encroach onto the property of other persons. No governmental authority having jurisdiction over such Leased Real Estate has given any notice of a possible future imposition of assessments affecting the properties or to exercise the power of eminent domain. The Leased Real Estate is serviced by utilities, including but not limited to, water, sewage, gas, waste disposal, electricity and telephone, and the Seller and Shareholders are not aware of any inadequacies with respect to such utilities.

         4.6 Contracts. Schedule 4.6 contains a list and brief description (including in each case the names of the parties thereto, the terms of any payments, the execution and termination date thereof, a summary of the obligations of the parties thereto, and whether any action, consent or notice is required as a result of this Agreement) of all contracts, agreements and other instruments of any type or kind to which Seller is a party (the "Contracts") (other than those described in other Schedules attached hereto and other than oral employment agreements terminable by Seller at will without penalty under which the only obligation of Seller is to make current wage payments and provide current fringe benefits), including, without limitation, any:

                (a) manufacturer's representative, distributor, license, sales, agency or other contract which is not terminable at will without penalty;

                (b)     guarantee of any obligations of customers or others; or

                (c) contract for the future purchase of materials, supplies, merchandise, services or equipment, except for any contract continuing for a period of less than three months or involving payments of less than Ten Thousand ($10,000) Dollars over its remaining term (including periods covered by any option to renew by either party).

Buyer has been furnished with true and complete copies of all Contracts described on the foregoing Schedule.

         The Contracts have been entered into in the ordinary course of business, are in full force and effect, and are the valid and binding obligations of the parties thereto, and no defaults exist thereunder. The Contracts do not contain any provision, oral or written, expressed or implied, prohibiting, or requiring the consent of any third party to the transfer of the Purchased Assets to Buyer.

         4.7 Employee Benefit Plans. Except as set forth on Schedule 4.7, Seller has not, directly or indirectly, maintained or contributed to any employee welfare benefit plan, employee pension benefit plan, deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, hospitalization plan, employees' insurance plan or other employee or independent contractor benefit plan, agreement, arrangement or commitment (collectively the "Employee Benefit Plans"), except for normal policies concerning holidays and vacations. All Employee Benefit Plans have at all times, to the best of Seller's and Shareholders' knowledge, complied with and been administered according to the provisions of all applicable laws, rules, regulations, orders, judgments, decrees and other requirements of governmental authorities (collectively the "Employee Benefit Laws"). With respect to each Employee Benefit Plan, to the best of Seller's and Shareholders' knowledge: (1) all required reports have been appropriately filed, (2) all notices required by the Employee Benefit Laws have been appropriately filed, (3) all funding requirements and/or contributions have been timely made, and (4) there have been no actions, suits, grievances or other manner of litigation or claim with respect thereto, the assets thereof or any fiduciary thereof. There are no Employee Benefit Plans which are subject to the provisions of the Employee Benefit Laws. The Seller does not maintain any welfare benefit plans within the meaning of the Employee Benefit Laws which provide for any benefits after termination of employment. To the best of Seller's and Shareholders' knowledge, no reportable events under the Employee Benefit Laws have occurred with respect to any Employee Benefit Plan, and there exists no condition or set of circumstances which could result in a reportable event. The value of all accrued benefits are fully funded by the assets of such Employee Benefit Plans. True and complete copies of all Employee Benefit Plans have been furnished to Buyer, together with copies the most recent determination letters with respect to each such Employee Benefit Plan, copies of all annual reports with respect thereto, and copies of the most recent actuarial reports and trustee reports with respect to each such Employee Benefit plan. The Seller has not participated in any "multiemployer plan" as defined in the Employee Retirement Income Security Act of 1974, as amended. Buyer will not incur any obligation, liability or expense whatsoever with respect to any matter directly or indirectly arising from any Employee Benefit Plan.

         4.8 Compensation. Schedule 4.8 attached hereto contains a true and complete list showing the names of all employees of Seller whose current annual compensation (including bonuses) in the aggregate equals or exceeds Fifty Thousand ($50,000) Dollars, such employees present annual compensation including bonus, if any, and the increases, if any, in such annual compensation for each of the calendar years 1993 through 1995 and through the Closing.
Schedule 4.8 also contains the names of all employees of the Seller who receive any compensation whatsoever (including bonuses) from Shareholders or any company affiliated with Seller and/or Shareholders and the amount of such compensation received.

         4.9 Governmental Regulations and Litigation. To the best of Seller's and Shareholders' knowledge, and except as set forth in Schedule 4.9, Seller has complied with all applicable laws, orders and other requirements of governmental authorities, including all Environmental Laws. Seller is not subject to any court or administrative order, judgment or decree. Except as set forth in Schedule 4.9, no investigation, governmental or administrative proceeding or other litigation of any kind or nature to which Seller may be a party is now pending or threatened; no claim which has not ripened into litigation or other proceeding has been made or threatened against Seller; and to the best of Seller's and Shareholders' knowledge, no facts, circumstances or conditions exist which might give rise to any such claims, investigations, proceedings or litigation.

         4.10   Environmental Compliance.

         (a) The use by the Seller of Leased Real Estate commonly known as 40739 Irwin Drive (the "Camphous Property") and the conduct thereon of the businesses of the Seller has not violated,'and based upon present uses of the Camphous Property is not expected to violate, any law, rule, regulation, code or ordinance of any governmental authority (collectively the "Environmental Laws"), including but not limited to, any federal, state, local or common law (including provisions of law or regulations scheduled for future implementation), any environmental laws rules or regulations of any governmental authority, or any of the following:

                (a)     The Resource Conservation and Recovery Act;
                (b) The Comprehensive Environmental Response Compensation and Liability Act;
                (c)     The Federal Occupations Safety and Health Act;
                (d)     The Toxic Substances Control Act;
                (e)     The Environmental Protection Act;
                (f)     The Federal Water Pollution Control Act; and
                (g)     The Clean Air Act;

and Seller and Shareholders have not received notice of any such violation. The Camphous Property is not and has not been contaminated, tainted or polluted in any manner whatsoever from the conduct of any activities of the Seller prior to the Closing Date, nor will the Camphous Property become contaminated, tainted or polluted in any manner whatsoever from the conduct of any activities of the Seller prior to the Closing Date or, to the best knowledge of the Seller and the Shareholders, from the migration of contaminants from property adjacent to the Camphous Property. The Camphous, Property does not appear on the National Priority List or any state listing which identifies sites for remedial clean-up or investigatory actions and has not been used to handle, treat, store or dispose of asbestos, PCB's, ureaformaldehyde or any hazardous or toxic waste or substance, and has not otherwise been contaminated (including, without limitation, contamination of soils, groundwater and surface waters located on or under such premises) with pollutants or other substances which may give rise to a clean-up obligation under any Environmental Laws.

         (b) To the best knowledge of the Seller and the Shareholders, the Leased Real Estate other than the Camphous Property (the "Remaining Property"), the use of the Remaining Property and the conduct thereon of the businesses of the Seller has not violated, and based upon present uses of the Remaining Property are not expected to violate, any of the Environmental Laws and Seller and Shareholders have not received notice of any such violation. To the best knowledge of the Seller and the Shareholders, the Remaining Property is not and has not been contaminated, tainted or polluted in any manner whatsoever, nor will such Remaining Property become contaminated, tainted or polluted in any manner whatsoever from the conduct of any activities prior to the Closing Date or from the migration of contaminants from property adjacent to such Remaining Property. To the best knowledge of the Seller and the Shareholders, the Remaining Property does not appear on the National Priority List or any state listing which identifies sites for remedial clean-up or investigatory actions and has not been used to handle, treat, store or dispose of asbestos, PCB's, ureaformaldehyde or any hazardous or toxic waste or substance, and has not otherwise been contaminated (including, without limitation, contamination of soils, groundwater and surface waters located on or under such premises) with pollutants or other substances which may give rise to a clean-up obligation under any Environmental Laws.

         (c) The Seller has utilized, stored, disposed of and transported all hazardous, polluting and toxic substances (including petroleum products) and all wastes, whether hazardous or not, in full compliance with all Environmental Laws so as not to contaminate any property.

         (d) Schedule 4. 10 lists, to the best knowledge of the Seller and the Shareholders, all waste hauling companies at which wastes generated by the Seller have been disposed of (in each case identifying such wastes). Neither the Seller nor the Shareholders has received any notice (i) of any claim or potential responsibility for the cost of remedial clean-up or investigating any sites or areas at which such waste hauling companies disposed of any wastes generated by the Seller, or (ii) that any such waste hauling companies has violated any applicable federal, state or local law, rule or regulation. No claims, actions, protests or complaints have been or will be filed or made by any of Seller's employees, agents or any other persons with respect to the presence, use, storage or disposal of any hazardous or toxic wastes, materials or other substances by the Seller through the Closing Date and no basis for any such claims exist.

         4.11 LABOR AND ENVIRONMENT RELATIONS. Seller is not a party to or bound by any collective bargaining agreement with any labor organization. Schedule
4.11 contains a true and complete list of all actions before federal and state bodies (including arbitration cases), pending or closed, wherein Seller is a party, which involve the labor and employment relations of Seller relating to its businesses during the last five years. Except as disclosed on Schedule 4.11, Seller has not received notice of or been the subject of any strike, work stoppage, labor dispute, union organization drive, demands for representation, primary or secondary boycott, unfair labor practice or employment discrimination charge.

         4.12   Operating Condition of Assets.

                (a) Each item of inventory is in good condition, usable and saleable in the usual and ordinary course of business and meets all current customer specifications.

                (b) To the best of Seller's and Shareholders' knowledge, the plants, buildings, machinery, fixtures, equipment, tools, dies, jigs, and improvements which are owned, used, leased or held by Seller:

                        (i) are in good operating and usable condition, subject to normal maintenance and repair, such that following Closing Buyer can produce, manufacture, assemble and sell products which meet the applicable specifications and conform with the quality standards acceptable to the customers of the Seller;

                        (ii) are, and the use thereof is, in compliance in all material respects with all laws, ordinances and regulations of all government authorities including, but not by way of limitation, all Environmental Laws; and

                        (iii) are not the subject of, and are not affected by, any condemnation or eminent domain proceedings, presently instituted or pending, and neither Seller, Shareholders nor any officer of Seller has any knowledge that such premises or properties are or will be threatened by any such proceedings.

                (c) Neither Seller nor Shareholders have received any notice of any claimed violation of any such laws, ordinances or regulations referred to in subparagraph (ii) above.

                (d) Except for the Excluded Assets, the Purchased Assets constitute all the assets used by Seller with respect to or arising out of the operation of the Seller's businesses.

         4.13 INTANGIBLE ASSETS, Schedule 4.13 contains a true and complete list of all patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses under the patents of others, trade secrets, secret processes and other proprietary rights of every kind and nature used or necessary for use by Seller in its businesses as presently conducted, or controlled in whole or in part by Seller or directly or indirectly owned or controlled in whole or in part by Shareholders or any of Seller's officers, directors or key employees. To the best of Seller's and Shareholders' knowledge, all such patents, patent applications, patent rights and licenses are valid and effective in accordance with their terms, and all such trade names, trade secrets, secret processes and other proprietary rights are valid and effective. Except as disclosed in
Schedule 4.13, there are no agreements, contracts or obligations under which Seller is obligated with respect to, or is using, any patents, patent applications, patent rights, trademarks, trade names, licenses under the patents of others, trade secrets, secret processes or other proprietary rights. The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how" and other like data of Seller are solely in the possession of and owned by Seller, and are in such form and of such quality that, Buyer can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by Seller so that such products and services meet applicable specifications and conform with the quality standards acceptable to Seller's customers.

         To the best of Seller's and Shareholders' knowledge, the conduct of Seller's businesses, including the manufacture and sale of its products, does not infringe upon the patents, trademarks, trade secrets, trade names, or copyrights or other intellectual property rights, of any other party. Neither Seller nor Shareholders have received any notice of any claim of infringement except as described in Schedule 4.13 attached hereto. Seller has not disclosed in any way to any third party, other than to Buyer on a "confidential" basis or to suppliers or customers of Seller on a ""confidential" and "need to know" basis in the ordinary course of business, confidential information or trade secrets including, but not by way of limitation, confidential product or process data, information as to new product developments and product costs data, related to the operations of Seller, nor entered into any contract or agreement to disclose any of the above to a third party.

         4.14 INSURANCE. Schedule 4.14 attached hereto contains a true and correct list and summary description of the insurance coverage held by Seller with respect to its businesses, the Purchased Assets, and any property of others under Seller's care, custody and/or control, including, but not limited to all policies of fire, liability and other forms of casualty insurance, product liability insurance, and group and worker's compensation insurance held by Seller with respect to its businesses. All such policies (copies of which have been delivered to Buyer) are freely assignable to Buyer and have been maintained in force and effect by Seller and Seller is not in default under any of such policies and have not been refused any insurance by any insurance carrier at any time during the past five (5) years.

         4.15 CUSTOMERS AND COMMITMENTS. Schedule 4.15 lists (a) the ten (10) largest customers of, and the ten (10) largest suppliers to, the Seller during the twelve (12) month period ended October 31, 1995 and for the six (6) month period ended April 30, 1996 (stating for each the dollar volume of the sales or purchases, as the case may be), and (b) as of the date hereof all of the existing executory contracts and commitments of Seller in excess of Ten Thousand ($10,000) Dollars of any kind or nature whatsoever (including, without limiting the generality of the foregoing, all labor agreements, leases, notes or other evidences of indebtedness, mortgages, sales representation agreements, and purchase orders and commitments and powers of attorney). Seller has delivered to Buyer all copies of the written instruments, if any, evidencing the items listed on Schedule 4.15.

         Neither Seller nor Shareholders have any knowledge that any supplier or customer of the Seller or any other person intends to cease dealing with the Seller, or intends to alter in any material respect the amount of such person's dealings with the Seller or that any such person would alter in any material respect such dealings in the event of the consummation of the transactions contemplated hereby.

         4.16 Finder's or Broker's Fee, There are no broker's commissions, finder's fees or other payments of like nature payable to any person or entity in connection with the transactions contemplated by this Agreement, except for the fees payable to Plante & Moran, LLP, which shall be the sole responsibility of the Seller, and in no event will the Buyer have any liability for any fee or commission in the nature of a finder's, originator's or broker's fee in connection with the transactions contemplated hereby.

         4.17 Licenses, Permits and Approvals. Schedule 4.17 contains a true and complete list and description of all licenses, permits, authorizations and approvals required by any federal, state or local governments' administrative or judicial authorities or any of Seller's customers or suppliers in connection with the operation of Seller's businesses. No approval of any of such organizations is required for the consummation of the transactions contemplated by this Agreement or which would materially adversely affect or impair the right or ability of Buyer following the Closing to carry on any of Seller's operations substantially as heretofore conducted.

         4.18 General Warranty. The representations and warranties of Seller contained in this Agreement and all exhibits, certificates, statements and other documents furnished to Buyer by Seller or Shareholders in connection with the transactions contemplated hereby are accurate and complete, and do not and will not contain any untrue statement of material fact, or omit to state a material fact necessary to make the statements herein and therein not misleading. Seller and Shareholders have made full disclosure of all facts necessary to provide Buyer with all material information with respect to the Seller's businesses, assets and liabilities.

                                  ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that:

         5.1 Corporate Standing and Authority.

                (a) Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Michigan.

                (b) Buyer has legal capacity and authority to execute this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement do not and will not violate or cause a default under any provision of Buyer's Articles of Incorporation or Bylaws, or result in the breach, termination or acceleration of any obligation or constitute a default or permit the termination of any right under any mortgage indenture, lien, lease, contract, agreement, instrument, order, arbitration award, judgment or decree to which Buyer is a party or by which it or its properties are bound. Buyer has taken all necessary action required by law, its Articles of Incorporation and Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement. This Agreement,and each document and instrument executed pursuant to this Agreement by Buyer constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. Buyer is not required to obtain the consent, approval or waiver of any person not a party to this Agreement to enter into this Agreement or to consummate the transactions contemplated hereby.

                                  ARTICLE 6
                                 INDEMNITIES
         6.1    Indemnification by Seller and Shareholders.

                (a) The Seller and the Shareholders, jointly and severally, shall indemnify, defend and hold Buyer, and its officers, directors and employees harmless, from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to:

                        (i) any breach or failure of any representation or warranty of the Seller contained in this Agreement or in any certificate, instrument of transfer or other document or agreement (other than the Employment Agreements) executed by the Seller, Shareholders or Seller's officers in connection with this Agreement or otherwise made or given by Seller, Shareholders or Seller's officers in connection with this Agreement;

                        (ii) any failure by the Seller or Shareholders to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by Seller or Shareholders under this Agreement or under any certificates or other documents or agreements (other than the Employment Agreements) executed by Seller, or Shareholders in connection with this Agreement;

                        (iii) reliance by Buyer on any books or records of Seller or the reliance by Buyer on any written information furnished by Seller, Shareholders or any of Seller's officers, to Buyer, to the extent any of such information should prove to be false.

                        (iv) any liability or claim resulting from the conduct of the Seller businesses through the Closing Date, including but not limited to any liability or claim for product warranties, product recalls or personal injury or damage to property based on or resulting from any product manufactured or sold by Seller through the Closing Date, or any liability or claim for any income, capital, transfer, sales, use, goods and services or other tax, assessment, penalty or interest of any nature which relates to any period prior to or including the Closing Date or any liability or claim for any income, capital, transfer, sales, use, goods and services or other tax, assessment, penalty or interest of any nature which relates to any period prior to or including the Closing Date;

                        (v) any agreements, contracts, negotiations or other dealings by Seller or Shareholders with any person concerning the sale of the stock or business of the Seller;

                        (vi) any losses incurred by the Seller prior to the Closing Date which are of a nature customarily insured against by a business similar to that of the Seller, including any losses of a nature covered by any insurance plans maintained by or on behalf of the Seller;

                        (vii) any liability or claim for workers' compensation benefits, health, life or other insurance benefits, or any other employee benefits or claims for or by any of the Seller's employees resulting from or relating to any occurrence during any period prior to or including the Closing Date;

                        (viii) any liability or claim resulting from the employment or termination of any employee of the Seller on or prior to the Closing Date;

                         (ix) the Excluded Obligations and any other liabilities of Seller or Shareholders;

                         (x) any trade or other accounts receivable (whether billed or unbilled) purchased hereunder (net of the allowance for bad debts as reflected in the Net Asset Statement) which are not paid in cash without resort to legal proceedings within One Hundred Twenty (120) days following the Closing; or

                        (xi) any liability or claim resulting from the matters disclosed on Schedules 4.9 or 4.11 attached hereto.

                (b) The aggregate amount of indemnification to which Buyer shall be entitled hereunder from all parties for all claims for indemnification shall not exceed a total of Three Million Five Hundred Thousand ($3,500,000) Dollars.

                (c) Buyer shall notify the Seller and Shareholders in a timely manner of any matters as to which Buyer or any of its officers, directors or employees are entitled to receive indemnification and/or defense under this Section, and shall set forth in such notice reasonable detail regarding specific facts and circumstances then known by Buyer which pertain to such matters.

                (d) In the event the Buyer has asserted a claim for indemnification under this Agreement, in addition to all other rights and remedies available to Buyer, the Buyer shall be entitled to set-off the amount of such claim against any amounts due, directly or indirectly, to Seller or Shareholders under any agreement or arrangement until Buyer's claim has been fully satisfied, including without limitation, any amount payable pursuant to the terms of this Agreement, the Promissory Note, the Employment Agreements or the Affiliate Leases.

                (e) Except with respect to claims for indemnity pursuant to Sections 6.1(a)(x) and 6.1 (a)(xi) hereof, Buyer shall not demand payment of otherwise enforce any claim for indemnification or defense, or any right to setoff, under this Section unless the total amount of Buyer's claims under this Section exceeds Fifty Thousand ($50,000) Dollars (exclusive of any amounts recovered pursuant to Sections 6.1
         (a)(x) or 6.1 (a)(xi) hereof).

                (f) In the event that Buyer shall make any claims against Seller and/or Shareholders pursuant to Section 6.1(a)(x) hereof, and Seller and/or Shareholders pay such claims in full, then, upon Seller's or Shareholders' request, Buyer shall promptly transfer to Seller or Shareholders, as the case may be, for collection any such unpaid accounts receivables which have been paid by Seller or Shareholders pursuant to Section 6.1(a)(x). In such event, Seller and/or Shareholders shall be entitled to take reasonable collection actions with respect to any account so transferred so long as such actions do not materially interfere with the business operations of the Buyer. In this connection, all payments received from any customer following the Closing Date shall be deemed to be made first in payment of the account of said customer outstanding on the Closing Date, unless otherwise designated by said customer and except for any amounts as to which there is a bona fide dispute.

                (g) Buyer shall have no right to indemnification, defense or setoff under this Section matter or claim unless Buyer provides the notice required under Section 6.1(c) as to that matter or claim within four (4) years following the Closing Date.

         6.2    Indemnification by Buyer.

                (a) The Buyer shall indemnify, defend and hold harmless Seller, and its officers, directors and employees, from, against and with respect to any claim, liability, obligation, loss damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' fees and costs and expenses reasonably incurred in investigation, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to:

                        (i) any breach or failure of any representation or warranty of the Buyer contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Buyer in connection with this Agreement or otherwise made or given by Buyer in connection with this Agreement; or

                        (ii) any failure by the Buyer to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by Buyer under this Agreement or under any certificates or other documents or agreements executed by Buyer in connection with this Agreement.

         (b) Seller shall notify Buyer in a timely manner of any matters as to which Seller or any of its officers, directors or employees are entitled to receive indemnification and/or defense under this Section, and shall set forth in such notice reasonable detail regarding specific facts and circumstances then known by Seller which pertain to such matters.

         6.3 Third Party Claims. In the event either party makes a claim for indemnification under this Agreement as a result of any action, suit, proceeding, claim, demand or assessment brought by a third party (a "Third Party Claim"), then the party seeking indemnification (the "Indemnitee") shall advise the indemnifying party (the

         "Indemnitor") of the same in the notice pursuant to Section 6.1(b) or 6.2(b) hereof and include a copy of all relevant materials with respect to such Third Party Claim received by the Indemnitee, and such Third Party Claim, shall be administered as follows:

                (a) The Indemnitor shall, at its own expense, contest and defend such Third Party Claim; provided, however, Indemnitee shall have the right to participate in such defense (the costs and expenses of which shall be borne by the Indemnitor) and, provided, further, in the event the Indemnitor shall fail to proceed with reasonable diligence in defending any Third Party Claim, then the Indemnitee, upon reasonable notice to the Indemnitor stating its objections to the conduct of the defense by the Indemnitor, shall have the right to take over the defense of the Third Party Claim, with the reasonable costs and expenses of such defense continued to be borne by the Indemnitor. In no event shall the Indemnitor have the right to settle any Third Party Claim without the prior written consent of the Indemnitee, nor shall the Indemnitee have the right to settle any Third Party Claim without the prior written consent of the Indemnitor. Consent to the settlement shall not be unreasonably withheld.

                (b) Each party shall cooperate with each other in connection with any such Third Party Claim and provide each other with reasonable access to any books, records or other documents or information which they may possess relating to such claim.

                 6.4 Payment and Interest. In the event any party makes a claim for indemnification hereunder, such amounts shall be paid or the defense of the claim undertaken, by the indemnifying party within thirty (30) days following such indemnifying party's receipt of notice of such claim. In the event such amounts are not paid or such defense is not undertaken within such thirty (30) day period, any unpaid amounts ultimately found to be due and owing shall bear interest from and after the


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


        expiration of such thirty (30) day period at the prime rate of interest charged from time to time by Comerica Bank, until the date of payment.

                                  ARTICLE 7

                                  COVENANTS

         7.1 Covenants Following Closing. Buyer hereby covenants and agrees that following the Closing all of the Assumed Liabilities will be paid by the Buyer as they come due and in the ordinary course of business, and that any payments to any third party to whom such Assumed Liabilities are owed will be allocated first to the payment of Assumed Liabilities until such obligations are paid in full, and only thereafter to post-Closing obligations.

         7.2    Employees

                (a) On the Closing Date, the Seller shall terminate all of its employees, and the Buyer shall extend an offer of employment to any such employees which Buyer, in its discretion, desires to hire commencing on the next business day immediately following the Closing Date.

                (b) Buyer shall give those former employees of Seller which are hired by Buyer (the "Former Employees") credit for prior service with the Seller for qualification for any vacation benefits, 401(k) and profit sharing plans, and disability and life insurance benefits.

                (c) Buyer shall provide to the Former Employees continued coverage under their current Blue Cross/Blue Shield Master Medical insurance plan (the "Blue Cross Plan") through December 31, 1996. On or about such date, Buyer shall, in its discretion, either continue the Blue Cross Plan coverage for such Former Employees for such period of time as Buyer may deem appropriate or provide such Former Employees alternative medical coverage generally comparable to the Blue Cross Plan.

         7.3 MESC Rating. Buyer hereby acknowledges that, following Closing, Buyer may be deemed a successor to Seller's Michigan Employment Security Commission experience rating and unemployment tax rate.

                                  ARTICLE 8
                                MISCELLANEOUS

         8.1 Additional Documents. Following the Closing Date, Buyer, Seller and Shareholders shall execute and deliver any and all other documents and take such other actions as may be reasonably requested by the other which are necessary or desirable to effectuate the terms of this Agreement.

         8.2 Bulk Sales Law. The parties hereto agree to waive compliance with any applicable bulk sales laws.

         8.3 Survival. All representations, warranties, covenants and agreements of the parties set forth in this Agreement, shall be deemed restated as of the Closing Date and shall survive the Closing and continue in full force and effect after the consummation of the transactions contemplated hereby.

         8.4 Interpretation. Article titles, Schedule titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be deemed an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

         8.5 Entire Agreement. This Agreement, the Related Agreements and the Appendices, Schedules and Exhibits attached hereto, constitute the entire agreement among the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties. All prior negotiations, writings and discussions between the parties are merged in this

Agreement. The parties hereto, by mutual agreement, may amend, modify and supplement this Agreement. Any supplement, modification, or amendment of this Agreement shall not be binding unless executed in writing.

         8.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                        (a)     To Buyer at:

                                        c/o Talon Automotive Group LLC
                                        900 Wilshire Dr.
                                        Suite 203
                                        Troy, Michigan 48084
                                        Attention: David J. Woodward
                        with a copy to:

                                        Timmis & Inman L.L.P.
                                        300 Talon Centre
                                        Detroit, Michigan 48207
                                        Attn: Richard M. Miettinen

                        (b)     To Seller and Shareholders at:

                                        Roger H. Ducoffre
                                        31325 North River Road
                                        Harrison Township, Michigan 48045

                                        and

                                        Theodore H. Dezenski
                                        4728 Lockwood Drive
                                        Washington, Michigan 48094

                        with a copy to:
                                        Bassey & Selesko, P.C.

                                        27777 Franklin Road
                                        Suite 1400
                                        Southfield, Michigan 48034-2379
                                        Attn: Dennis C. Modzelewski

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

         8.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan.

         8.8 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if it is in writing and, as to the Shareholders, if it is executed by them, or, as to Buyer or Seller, if it is executed by their respective Presidents. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         8.9 Expenses. Each party hereto (other than the Seller) will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, and in no event shall Seller bear any such costs and expenses of the Shareholders (except to the extent of time incurred by various employees of Seller).

         8.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         8.11 Assignment. The rights and obligations under this Agreement may not be assigned, except by the Buyer (without discharge of its obligations hereunder). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person (other than the parties hereto and their respective successors or permitted assigns) any right, remedy or claim under or by reason of this Agreement.

         8.12 Attorneys Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys fees and costs and expenses of litigation from the non-prevailing party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:                                         BUYER:

J & R MANUFACTURING, INC.                       JR ACQUISITION INC.

By:  Roger H. Ducoffre                          By:  David Woodward, V.P.
   -----------------------                         -----------------------
SHAREHOLDERS:

Roger H. Ducoffre                               Theodore H. Dezenski
--------------------------                      --------------------------
Roger H. Ducoffre                               Theodore H. Dezenski